Exhibit 99.1

NorthWestern Corporation
d/b/a NorthWestern Energy
125 S. Dakota Ave.
Sioux Falls, SD 57104
www.northwesternenergy.com

News Release	NASDAQ: NWEC

FOR IMMEDIATE RELEASE

Media/Investor Relations Contact:
Roger Schrum
605-978-2848
roger.schrum@northwestern.com

NORTHWESTERN PROVIDES UPDATE ON BANKRUPTCY ISSUES

SIOUX FALLS, S.D. – Feb.17, 2005 – NorthWestern Corporation d/b/a NorthWestern Energy (NASDAQ: NWEC) today announced that the Plan Committee, the successor to the Creditors’ Committee formed during the pendency of the Company’s Chapter 11 case, and its major shareholders have objected to the Company’s previously announced agreement in principle to settle all pending legal actions, appeals, claims and disputes by and among NorthWestern, Magten Asset Management Corporation and Law Debenture Trust Company of New York LLC.   For the reasons set forth in the objections, NorthWestern will not present the proposed settlement to the bankruptcy court for approval.

Because the settlement will not be going forward and pursuant to the terms of the Company’s confirmed Plan of Reorganization, 368,626 shares of NorthWestern common stock that was not distributed to “non-accepting” Class 8(b) creditors are being distributed on a pro rata basis to holders of allowed claims in Class 7 (unsecured note holders) and to holders of allowed claims in Class 9 (general unsecured).   Holders of Class 7 claims will receive a supplemental distribution of 324,134 shares of NorthWestern common stock and holders of allowed claims in Class 9 are entitled to the remaining 44,492 shares.  Also pursuant to the terms of the reorganization plan, 684,265 warrants that were not distributed to “non-accepting” Class 8(b) creditors have been cancelled.

About NorthWestern Energy

NorthWestern Corporation d/b/a NorthWestern Energy is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving more than 608,000 customers in Montana, South Dakota and Nebraska.   More information on NorthWestern Energy is available on the Company’s Web site at www.northwesternenergy.com.

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